Exhibit 10.4

Business Store Renting Agreement

Lessor (refers as “Party A” below): Jianyang City Construction Supervision Team Masha Squadron

Lessee (refer as “Party B” below): Uan Sheng (Fujian) Agricultural Technology Co. LTD

Both parties, in accordance with the relevant provisions of the national regulations in line with the principle of mutual benefit, fair and reasonable, negotiated consensus on renting business shop and related matters, and entered into the below agreement for both sides to abide by.

Article 1 The store Party A leases is located at Rm. 204 No. 2 Building, 342 West Masha St., Culture Plaza Masha Town, Jianyang City. The gross area is 170.661 m2 (usable area is 170.60 m2).

Article 2 The leasing term is 6 years, from June 16, 2012 to June 15, 2018.

Article 3 Rent, payment method and deposit

1.	Monthly rent is RMB¥2600.
2.	The leasing agreement requires the Lessee to follow the rules of paying rent before using the store. Party B needs to pay rent in a quarterly base. Between 1st and 10th day of the 1st month of each quarter, with a total of 10 days to make each payment, Party B can pay with check or cash.
3.	As the agreement is signed, Party B must pay Party A a deposit of RMB¥10,000. After the agreement is terminated and Party B pays the electricity, gas, telephone, and other related costs happened during the leasing period, Party A needs to give the deposit back to Party B. Early termination by Party B will be treated as breaching the agreement and the deposit won’t be returned. If Party B damages the leasing store and its related equipments and doesn’t repair during the leasing period, Party A has the right to deduct the maintenance and compensation costs from the deposit. After the costs are deducted from the deposit, Party B must make up the amount in one month, otherwise Party A has the right to terminate the agreement.

Article 4 Payment of Fees related to the lease during the leasing period

1.	Management fees, water and electricity, gas, telephone, cable TV, internet, and other costs which should be paid by Party B must be paid by Party B to corresponding companies every month during the operation period.

2.	Maintenance cost: during the leasing period, Party B is responsible for the maintenance cost on damages of store structure and other related leasing equipments caused by Party B; Party B is responsible for the maintenance costs on damages of leased furnitures and electronics (exclude the normal use damage)

Article 5 Change of Lessor or lessee

1.	During the leasing period, Party A has right to transfer the property to the third party based on the national regulations on real estate transfer, but Party A should notice Party B one month in advance. After property ownership is transferred to the 3rd party, the 3rd party will be the Party A of this agreement, taking original Party A’s rights, and bearing original Party A’s obligations.
2.	During the leasing period, Party B must get written consent from Party A to sublease the store to a 3rd party. The 3rd party getting the right of use will be the Party B of this agreement, taking original Party B’s rights, and bearing original Party B’s obligations.

Article 6 Party A’s and Party B’s rights and obligations

1.	Party B must pay the rents and other expenses on time according to this agreement, and Party A has right to add a late payment surcharge in case of late payment without excuses, which is 5% of the total outstanding rent. Party A has right to take the store back, and no deposit will be returned if the payment is due over 60 days (including 60 days), which is regarded as a breach of agreement.
2.	Prior to the termination of this agreement, Party A and Party B need notify the opposite party one month in advance in written form whether that party wants to renew the agreement.
3.	During the leasing period, Party B cannot use the renting store to operate catering or chemical businesses. Party B needs to take reasonable precaution to protect the leasing equipments and facilities intact (excluding the natural depreciation), and Party B cannot change the leasing house structure and usage without authorization. If there is a need to change the use, Party B must get approval from Party A. Party B is responsible for damages of the leasing store and its equipment, and responsible to restore it to its original appearance. If Party B didn’t restore the original appearance after the termination of this agreement, Party A can voluntarily repair the damages to restore the original appearance, restoring expenses are deducted from Party B’s deposit.

4.	If Party B installs any equipments, instruments, or machines which are over the electric load in the leasing house, Party B needs get Party A’s consent, and Party A should assist Party B to handle relevant procedures, while Party B will bear the expenses .
5.	Party B cannot add any attachments, paint anything or make any modifications outside of the leasing house.
6.	After the expiration of the tenancy or termination of this agreement, Party B needs return all undamaged equipments and instruments in clean and good conditions (excluding the natural depreciation) suitably for use in the leasing house back to Party A.
7.	After the expiration of tenancy or termination of this agreement, Party B has 10 days to move out, and Party A has right to move out all Party B’s items from the already terminated leasing store, with no safe keeping obligations if relocation is overdue, Party A has right to ask Party B to reimburse the causing expenses with lawsuit rights reserved.
8.	Party B ensures that it rents Party A’s leasing store for commercial purpose, follows People’ Republic of China’s laws and government’s relevant regulations, and conducts lawful operation. Party B is responsible for Party A’s related losses caused by its illegal operations.
9.	The copies of relevant documents about the leasing store provided by Party A to Party B should be identical to original documents, including property ownership certificate of the leasing house, the identification of the house owner, the renting permit and others, and Party A should compensate all losses that Party B suffers in case that it causes Party B unable to use the leasing store.
10.	Party A is responsible for periodical maintenance of the equipments and house structure during the leasing period.

Article 7 After agreement expires, Party B has the priority right under the same condition if Party A’s store needs continue to be rented out (the rent can be adjusted appropriately with the social price index changes).

Article 8 During the leasing period, if Party B is unable to use the leasing store because of irresistible natural forces, Party B needs notify Party A with written form immediately. If both parties agree the leasing store damages caused by irresistible natural forces are unable to repair to use, this agreement can be terminated naturally, while no parties bear responsibility, and Party A should return all deposit and prepaid rent bearing no interest to Party B.

Article 9 The amount and models of electronics and furniture and decoration standards provided by Party A are subject to the attached documents.

Article 10 If this contract is subject to the matters not mentioned, both parties should negotiate and sign supplemental agreements to be lined with principles of mutual benefits, fair, and reasonable. The supplemental agreements and this agreement have the same legal effect.

If disputes arise while executing this agreement, both parties should negotiate to solve them with principles of mutual benefits, fair, and reasonable. If agreement cannot be reached, they can be brought to the local industrial and commercial administrative department or the people's court to solve.

This agreement is effective after both parties sign. This agreement is in duplicate. Each party has one copy.

Party A: Jianyang City Construction Supervision, Team Masha Squadron

Phone: 05995551165

The Seal of Legal Representative:

July 02, 2012

Party B: Uan Sheng (Fujian) Agricultural Technology Co. LTD

Phone:

The Seal of Legal Representative:

July 02, 2012